Exhibit 99.1

Contact:	Robert M. Gorman - (804) 523-7828

Executive Vice President / Chief Financial Officer

UNION FIRST MARKET BANKSHARES REPORTS FOURTH QUARTER

AND FULL YEAR RESULTS

Richmond, Va., January 28, 2014 - Union First Market Bankshares Corporation (the “Company” or “Union”) (NASDAQ: UBSH) today reported net income of $8.1 million and earnings per share of $0.32 for its fourth quarter ended December 31, 2013. Excluding after-tax acquisition-related expenses of $651,000, operating earnings(1) for the quarter were $8.8 million and operating earnings per share(1) was $0.35. The quarterly results represent an increase of $339,000, or 4.0%, in operating earnings from the prior quarter and a decrease of $686,000, or 7.3%, from the quarter ended December 31, 2012. Operating earnings per share of $0.35 for the current quarter increased $0.01, or 2.9%, from the most recent quarter and declined $0.02, or 5.4%, from the prior year’s fourth quarter.

For the year ended December 31, 2013 the Company reported net income of $34.5 million and earnings per share of $1.38. Excluding after-tax acquisition-related expenses of $2.0 million, operating earnings for 2013 were $36.5 million and operating earnings per share was $1.46. The annual results represent an increase of $1.1 million, or 3.2%, in operating earnings and $0.09 per share, or 6.6%, from 2012 levels. These fourth quarter and year to date financial results do not include the financial results of StellarOne Corporation (“StellarOne”), which the Company acquired on January 1, 2014, and are prior to the effective date of the merger with StellarOne.

“2013 was a year of significant progress and change at Union and with the closing of the StellarOne acquisition on January 1, 2014, Union became the largest community bank headquartered in Virginia,” said G. William Beale, president and chief executive officer of Union First Market Bankshares, “The combination of two of Virginia’s largest community banks provides Union with the growth opportunities, asset base and footprint to continue to deliver a best-in-class customer experience, offer superior financial services and solutions, provide a rewarding experience for our teammates and generate top-tier financial performance for our shareholders.”

“Union’s operating financial performance in the fourth quarter continued to be mixed as the sustained positive performance in the Company’s community banking segment was muted by the poor results from our mortgage segment. The community bank segment turned in another quarter of operating earnings growth fueled by gains in core deposit households, loan growth and improvements in credit quality. However, overall financial results were negatively impacted by continuing losses from the mortgage business driven by declining mortgage loan originations and the impact of a large, non-recurring indemnification charge in the fourth quarter. Although not included in Union’s 2013 consolidated financial results, StellarOne turned in solid financial results in its final quarter as a stand-alone company driven by strong loan growth and improving credit quality metrics.”

“Union remains committed to achieving top-quartile financial performance and providing our shareholders with above average returns on their investment. In 2014, the company is focused on smoothly integrating StellarOne into Union to achieve cost savings, generating sustainable growth in the combined community banking franchise and returning the mortgage banking segment to profitability as quickly as possible.”

Select highlights:

•	The Company’s community banking segment reported operating earnings of $10.7 million (or $0.43 per share), an increase of $2.2 million (or $0.10 per share) from the same quarter in the prior year and an increase of $1.0 million (or $0.04 per share) from the prior quarter. For the year ended December 31, 2013, the community bank segment reported operating earnings of $39.2 million ($1.57 per share), an increase of $6.3 million ($0.30 per share), or 19.3%, from 2012.
•	The Company’s mortgage segment reported a net loss of $1.9 million (or $0.08 per share), a decrease of $2.9 million (or $0.12 per share) and $662,000 (or $0.03 per share) from the same quarter in the prior year and the prior quarter, respectively. For the year ended December 31, 2013, the mortgage segment reported a net loss of $2.7 million ($0.11 per share) compared to net income of $2.5 million ($0.10 per share) during 2012.
•	Operating Return on Average Equity(1) (“ROE”) was 7.89% for the quarter ended December 31, 2013 compared to operating ROE(1) of 8.41% and 7.74% for the same quarter of the prior year and the third quarter of 2013, respectively. Including current quarter acquisition-related costs, ROE was 7.30%. The operating ROE(1) of the community bank segment was 9.79% compared to the prior quarter of 9.08% and 7.68% at December 31, 2012. For the year ended December 31 2013, operating ROE for the community bank segment was 9.18% compared to 7.67% for 2012.
•	Operating Return on Average Assets(1) (“ROA”) was 0.85% for the quarter ended December 31, 2013 compared to operating ROA(1) of 0.93% and 0.83% for the same quarter of the prior year and the third quarter of 2013, respectively. Including current quarter acquisition-related costs, ROA was 0.79%. The operating ROA(1) of the community bank segment was 1.04% compared to the prior quarter of 0.95% and 0.83% at December 31, 2012. For the year ended December 31, 2013, operating ROA for the community bank segment was 0.97% compared to 0.83% for 2012.
•	Average loans outstanding increased $109.8 million, or 3.8%, in 2013 over 2012. Ending loan balances increased $37.1 million, or 4.9% on an annualized basis, from the prior quarter.
•	During the quarter, the Company added 1,100 net new core household accounts consistent with growth in the prior quarter and the 4.4% annualized growth rate in 2012. Deposit balances increased $11.9 million, or 0.4%, from September 30, 2013 while deposit balances declined $60.9 million since year end 2012 primarily due to net run-off in higher cost time deposits.
•	Credit quality metrics continued to improve as nonperforming assets (“NPAs”) and the ratio of NPAs compared to total loans declined from the same quarter last year and prior quarter.

(1)For a reconciliation of the non-GAAP measures operating earnings, ROA, ROE, EPS, and efficiency ratio, see “Alternative Performance Measures (non-GAAP)” section of the Key Financial Results.

NET INTEREST INCOME

	For the Three Months Ended
	Dollars in thousands
	12/31/13	09/30/13	Change		12/31/12	Change

Average interest-earning assets	$3,715,003	$3,703,449	$11,554		$3,732,685	$(17,682)
Interest income (FTE)	$44,702	$44,157	$545		$46,272	$(1,570)
Yield on interest-earning assets	4.77%	4.73%	4	bps	4.93%	(16)	bps
Average interest-bearing liabilities	$2,900,658	$2,892,957	$7,701		$2,944,086	$(43,428)
Interest expense	$4,702	$4,983	$(281)		$6,023	$(1,321)
Cost of interest-bearing liabilities	0.64%	0.68%	(4)	bps	0.81%	(17)	bps
Cost of funds	0.50%	0.53%	(3)	bps	0.64%	(14)	bps
Net Interest Income (FTE)	$40,000	$39,174	$826		$40,249	$(249)
Net Interest Margin (FTE)	4.27%	4.20%	7	bps	4.29%	(2)	bps
Core Net Interest Margin (FTE) (1)	4.24%	4.16%	8	bps	4.22%	2	bps

(1) Core net interest margin (FTE) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.

On a linked quarter basis, tax-equivalent net interest income was $40.0 million, an increase of $826,000, or 2.1%, from the third quarter of 2013. The fourth quarter tax-equivalent net interest margin increased by 7 basis points to 4.27% from 4.20% in the previous quarter. The increase in net interest margin was principally attributable to the increase in earning asset yields (+4 bps), the decline in cost of funds (+4 bps) and the continued decline in accretion on the acquired net earning assets (-1 bps). The increase in net interest income was driven by higher average investment balances and higher yields on taxable securities and a decline in the cost of funds. Loan yields and average balances were largely unchanged from the prior quarter. Yields on investment securities increased on higher average balances and a higher rate on taxable investments as prepayment speeds slowed. The cost of interest-bearing liabilities declined during the quarter largely driven by lower time deposit account balances.

For the three months ended December 31, 2013, tax-equivalent net interest income decreased $249,000, or 0.6%, when compared to the same period last year. The tax-equivalent net interest margin decreased by 2 basis points to 4.27% from 4.29% in the prior year. The decline in net interest margin was principally due to the continued decline in accretion on the acquired net earning assets (-4 bps) and declines in cost of funds exceeding the reduction in earning asset yields (+2 bps). Lower earning asset interest income was principally due to lower yields on loans as new and renewed loans were originated and repriced at lower rates and cash flows from securities investments reinvested at lower yields. The decline in the cost of interest-bearing liabilities from the prior year’s fourth quarter was driven by a shift in mix from time deposits to demand deposits, reductions in deposit rates and lower wholesale borrowing costs.

The Company continues to believe that net interest margin will decline modestly over the next several quarters as decreases in earning asset yields are projected to outpace declines in interest-bearing liabilities rates.

	For the Year Ended
	Dollars in thousands
	12/31/13	12/31/12	Change

Average interest-earning assets	$3,716,849	$3,649,865	$66,984
Interest income (FTE)	$177,383	$186,085	$(8,702)
Yield on interest-earning assets	4.77%	5.10%	(33)	bps
Average interest-bearing liabilities	$2,914,139	$2,922,373	$(8,234)
Interest expense	$20,501	$27,508	$(7,007)
Cost of interest-bearing liabilities	0.70%	0.94%	(24)	bps
Cost of funds	0.55%	0.76%	(21)	bps
Net Interest Income (FTE)	$156,882	$158,577	$(1,695)
Net Interest Margin (FTE)	4.22%	4.34%	(12)	bps
Core Net Interest Margin (FTE) (1)	4.18%	4.24%	(6)	bps

(1) Core net interest margin (FTE) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.

For the year ended December 31, 2013, tax-equivalent net interest income was $156.9 million, a decrease of $1.7 million, or 1.1%, when compared to the same period last year. The tax-equivalent net interest margin decreased by 12 basis points to 4.22% from 4.34% in the prior year. The decline in the net interest margin was principally due to the continued decline in accretion on the acquired net earning assets (-6 bps) and a decline in the yield on interest-earning assets that outpaced the reduction in the cost of funds (-6 bps). Lower interest-earning asset income was principally due to lower yields on loans as new loans and renewed loans were originated and repriced at lower rates and declining investment securities yields driven by cash flows from securities investments reinvested at lower yields.

The Company’s fully taxable equivalent net interest margin includes the impact of acquisition accounting fair value adjustments. The 2013 and remaining estimated discount/premium and net accretion impact are reflected in the following table (dollars in thousands):

	Loan Accretion	Certificates of Deposit	Investment Securities	Borrowings	Total

For the year ended December 31, 2013	$2,065	$7	$15	$(489)	$1,598
For the years ending:
2014	1,459	4	-	(489)	974
2015	1,002	-	-	(489)	513
2016	557	-	-	(163)	394
2017	172	-	-	-	172
2018	19	-	-	-	19
Thereafter	132	-	-	-	132

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the fourth quarter, the Company continued to reduce the levels of impaired loans, troubled debt restructurings, past due loans, and nonperforming assets, which were at their lowest levels since the fourth quarter of 2009. Net charge-offs, the related ratio of net charge-offs to total loans, and the loan loss provision also decreased from the same quarter of the previous year. Net charge-offs increased from the prior quarter due to the charge-off of loans specifically reserved for in prior periods, while the provision decreased from the prior quarter due to lower historical loss factors. The allowance to nonperforming loans coverage ratio was at its highest level since the first quarter of 2008. The magnitude of any change in the real estate market and its impact on the Company is still largely dependent upon continued recovery of residential housing and commercial real estate and the pace at which the local economies in the Company’s operating markets improve.

Nonperforming Assets (“NPAs”)

At December 31, 2013, nonperforming assets totaled $49.2 million, a decline of $9.8 million, or 16.6%, from a year ago and a decrease of $6.5 million, or 11.7%, from the third quarter. In addition, NPAs as a percentage of total outstanding loans declined 37 basis points from 1.99% a year earlier and decreased 23 basis points from 1.85% last quarter to 1.62% in the current quarter.

Nonperforming assets at December 31, 2013 included $15.0 million in nonaccrual loans (excluding purchased impaired loans), a net decrease of $11.2 million, or 42.7%, from December 31, 2012 and a net decrease of $4.9 million, or 24.6%, from the prior quarter. The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Beginning Balance	$19,941	$27,022	$23,033	$26,206	$32,159
Net customer payments	(1,908)	(5,574)	(3,196)	(1,715)	(1,898)
Additions	3,077	3,020	7,934	2,694	2,306
Charge-offs	(4,336)	(1,669)	(476)	(2,262)	(3,388)
Loans returning to accruing status	(1,018)	(1,068)	-	(632)	(840)
Transfers to OREO	(721)	(1,790)	(273)	(1,258)	(2,133)
Ending Balance	$15,035	$19,941	$27,022	$23,033	$26,206

The following table presents the composition of nonaccrual loans (excluding purchased impaired loans) and the coverage ratio, which is the allowance for loan losses expressed as a percentage of nonaccrual loans, at the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Raw Land and Lots	$2,560	$3,087	$4,573	$6,353	$8,760
Commercial Construction	1,596	1,167	5,103	4,547	5,781
Commercial Real Estate	2,212	3,962	2,716	2,988	3,018
Single Family Investment Real Estate	1,689	2,076	2,859	2,117	3,420
Commercial and Industrial	3,848	6,675	7,291	2,261	2,036
Other Commercial	126	472	471	190	193
Consumer	3,004	2,502	4,009	4,577	2,998
Total	$15,035	$19,941	$27,022	$23,033	$26,206

Coverage Ratio	200.43%	169.89%	127.06%	149.42%	133.24%

Nonperforming assets at December 31, 2013 also included $34.1 million in OREO, an increase of $1.3 million, or 4.0%, from the prior year and down $1.6 million, or 4.5%, from the prior quarter. The following table shows the activity in OREO for the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Beginning Balance	$35,709	$35,153	$35,878	$32,834	$34,440
Additions	1,326	2,841	1,768	3,607	2,866
Capitalized Improvements	101	266	164	30	22
Valuation Adjustments	(300)	(491)	-	-	(301)
Proceeds from sales	(2,483)	(1,773)	(2,436)	(877)	(4,004)
Gains (losses) from sales	(237)	(287)	(221)	284	(189)
Ending Balance	$34,116	$35,709	$35,153	$35,878	$32,834

The additions to OREO were principally related to residential real estate; sales from OREO were principally related to residential and commercial real estate.

The following table presents the composition of the OREO portfolio at the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Land	$10,310	$10,310	$10,310	$9,861	$8,657
Land Development	10,904	10,901	10,894	11,023	10,886
Residential Real Estate	7,379	7,995	7,274	7,467	7,939
Commercial Real Estate	5,523	6,370	6,542	6,749	5,352
Former Bank Premises (1)	-	133	133	778	-
Total	$34,116	$35,709	$35,153	$35,878	$32,834

(1) Includes closed branch property and land previously held for branch sites.

Included in land development is $9.3 million related to a residential community in the Northern Neck region of Virginia, which includes developed residential lots, a golf course, and undeveloped land. Foreclosed properties were adjusted to their fair values at the time of each foreclosure and any losses were taken as loan charge-offs against the allowance for loan losses at that time. OREO asset balances are evaluated at least quarterly by the Bank’s Special Asset Loan Committee and any necessary write downs to fair values are recorded as impairment.

Past Due Loans

At December 31, 2013, total accruing past due loans were $26.5 million, or 0.87% of total loans, a decline from $32.4 million, or 1.09% of total loans, a year ago and a decrease from $30.5 million, or 1.02% of total loans, at September 30, 2013.

Charge-offs

For the quarter ended December 31, 2013, net charge-offs of loans were $4.9 million, or 0.65% on an annualized basis, compared to $8.3 million, or 1.11%, for the same quarter last year and $2.3 million, or 0.30%, for the third quarter of 2013. The increase in charge-offs from the prior quarter related to loans that were previously considered impaired and specifically reserved for in prior periods. Of the $4.9 million in net charge-offs in the current quarter, $4.7 million, or 96%, related to impaired loans specifically reserved for in the prior period. Net charge-offs in the current quarter included commercial loans of $3.3 million.

Provision

The provision for loan losses for the current quarter was $1.2 million, a decrease of $2.1 million from the same quarter a year ago and a decrease of $594,000 from the previous quarter. The decrease in provision for loan losses in the current quarter compared to the prior periods is driven by improving asset quality and the impact of lower historical loss factors. The provision to loans ratio for the quarter ended December 31, 2013 was 0.16% on an annualized basis compared to 0.44% for the same quarter a year ago and to 0.24% last quarter.

Allowance for Loan Losses

The allowance for loan losses (“ALL”) as a percentage of the total loan portfolio, adjusted for purchase accounting (non-GAAP), was 1.10% at December 31, 2013, a decrease from 1.35% at December 31, 2012 and 1.25% from the prior quarter. In acquisition accounting, there is no carryover of previously established allowance for loan losses. The allowance for loan losses as a percentage of the total loan portfolio was 0.99% at December 31, 2013, 1.18% at December 31, 2012, and 1.13% at September 30, 2013. The decrease in the allowance and related ratios was primarily attributable to the charge-off of impaired loans specifically reserved for in prior periods and improving credit quality metrics.

Impaired loans have declined from $155.4 million at December 31, 2012 and from $119.2 million at September 30, 2013 to $112.6 million at December 31, 2013. The nonaccrual loan coverage ratio was at its highest level since the first quarter of 2008 at 200.4% at December 31, 2013, an increase from 133.2% from the same quarter last year and 169.9% at September 30, 2013. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses.

Troubled Debt Restructurings (“TDRs”)

The total recorded investment in TDRs as of December 31, 2013 was $41.8 million, a decline of $21.7 million, or 34.2%, from $63.5 million at December 31, 2012 and a decrease of $6.1 million, or 12.7%, from $47.9 million at September 30, 2013. Of the $41.8 million of TDRs at December 31, 2013, $34.5 million, or 82.5%, were considered performing while the remaining $7.3 million were considered nonperforming. The decline in the TDR balance from the prior year is attributable to $13.6 million being removed from TDR status, $11.6 million in net payments, $2.4 million in transfers to OREO, and $1.9 million in charge-offs, partially offset by additions of $7.8 million. Loans removed from TDR status represent restructured loans with a market rate of interest at the time of the restructuring, which were performing in accordance with their modified terms for a consecutive twelve month period and that were no longer considered impaired.

The following table shows the Company’s performing and nonperforming TDRs by modification type for the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Performing
Modified to interest only, at a market rate	$1,414	$1,995	$1,883	$2,071	$1,877
Term modification, at a market rate	24,114	28,243	27,829	30,380	38,974
Term modification, below market rate	6,602	6,659	7,724	7,803	8,227
Interest rate modification, below market rate	2,390	2,390	2,390	2,390	2,390
Total performing	$34,520	$39,287	$39,826	$42,644	$51,468

Nonperforming
Modified to interest only, at a market rate	$592	$729	$1,191	$1,275	$672
Term modification, at a market rate	2,623	3,395	4,225	2,940	3,653
Term modification, below market rate	4,089	4,489	7,794	7,797	7,666
Total nonperforming	$7,304	$8,613	$13,210	$12,012	$11,991

Total performing & nonperforming	$41,824	$47,900	$53,036	$54,656	$63,459

NONINTEREST INCOME

	For the Three Months Ended
	Dollars in thousands
	12/31/13	09/30/13	$	%	12/31/12	$	%
Noninterest income:
Service charges on deposit accounts	$2,399	$2,474	(75)	-3.0%	$2,390	9	0.4%
Other service charges, commissions and fees	3,096	3,185	(89)	-2.8%	2,784	312	11.2%
(Losses) gains on securities transactions, net	(26)	5	(31)	NM	185	(211)	NM
Gains on sales of mortgage loans, net of commissions	1,319	2,061	(742)	-36.0%	5,299	(3,980)	-75.1%
Losses on bank premises, net	(3)	(7)	4	NM	(32)	29	NM
Other operating income	1,594	1,498	96	6.4%	1,209	385	31.8%
Total noninterest income	$8,379	$9,216	(837)	-9.1%	$11,835	(3,456)	-29.2%

Mortgage segment operations	$(1,320)	$(2,062)	742	-36.0%	$(5,303)	3,983	-75.1%
Intercompany eliminations	167	168	(1)	-0.6%	117	50	42.7%
Community Bank segment	$7,226	$7,322	(96)	-1.3%	$6,649	577	8.7%

NM - Not Meaningful

On a linked quarter basis, noninterest income decreased $837,000, or 9.1%, to $8.4 million from $9.2 million in the third quarter. Excluding mortgage segment operations, noninterest income decreased $96,000, or 1.3%. Service charges on deposit accounts decreased $75,000 primarily related to lower overdraft and returned check fees in the current quarter. Other service charges decreased $89,000, or 2.8%, due to lower interchange and letter of credit fees in the current quarter. Gains on sales of mortgage loans, net of commissions, decreased $742,000, or 36.0%, as rising mortgage interest rates led to declines in mortgage loan originations, which decreased by $62.7 million, or 28.6%, in the current quarter to $156.2 million from $218.9 million in the third quarter. Of the loan originations in the current quarter, 30.7% were refinances, which was up slightly from 28.6% in the third quarter. Included in the current quarter gain on sale of mortgage loans was a non-recurring charge of $966,000 for indemnification claims of third party loan purchasers related to prior period errors in mortgage insurance premium calculations in certain mortgage loans.

For the quarter ended December 31, 2013, noninterest income decreased $3.4 million, or 29.2%, to $8.4 million from $11.8 million in the prior year’s fourth quarter. Excluding mortgage segment operations, noninterest income increased $577,000, or 8.7%, from the same period a year ago. Other service charges, commissions and fees increased $312,000 primarily due to higher net interchange fee income and fees on letters of credit. Other operating income increased $385,000, or 31.8%, related to increased income on bank owned life insurance. Gains on sales of mortgage loans, net of commissions, decreased $4.0 million, or 75.1%, primarily due to lower loan origination volume and gain on sale margin compression due to rising mortgage interest rates. Mortgage loan originations decreased by $175.6 million, or 52.9%, in the current quarter to $156.2 million from $331.8 million in the fourth quarter of 2012. As noted above, included in the current quarter gain on sale of mortgage loans was a non-recurring charge of $966,000 for indemnification claims of third party loan purchasers related to prior period errors in mortgage insurance premium calculations in certain mortgage loans.

	For the Year Ended
	Dollars in thousands
	12/31/13	12/31/12	$	%
Noninterest income:
Service charges on deposit accounts	$9,492	$9,033	459	5.1%
Other service charges, commissions and fees	12,309	10,898	1,411	12.9%
Gains on securities transactions	21	190	(169)	NM
Gains on sales of mortgage loans, net of commissions	11,900	16,651	(4,751)	-28.5%
(Losses) gains on bank premises	(340)	2	(342)	NM
Other operating income	5,346	4,294	1,052	24.5%
Total noninterest income	$38,728	$41,068	(2,340)	-5.7%

Mortgage segment operations	$(11,906)	$(16,660)	4,754	-28.5%
Intercompany eliminations	670	468	202	43.2%
Community Bank segment	$27,492	$24,876	2,616	10.5%

NM - Not Meaningful

For the year ended December 31, 2013, noninterest income decreased $2.4 million, or 5.7%, to $38.7 million, from $41.1 million a year ago. Excluding mortgage segment operations, noninterest income increased $2.6 million, or 10.5%, from last year. Service charges on deposit accounts increased $459,000 primarily related to higher overdraft and returned check fees as well as service charges on savings accounts. Other account service charges and fees increased $1.4 million due to higher net interchange fee income, revenue on retail investment products, and fees on letters of credit. Other operating income increased $1.1 million primarily related to increased income on bank owned life insurance, trust income, and other insurance-related revenues. Conversely, gains on bank premises decreased $342,000 as the Company recorded a loss in the current year on the closure of bank premises coupled with net gains in the prior year related to sale of bank premises. Gains on sales of mortgage loans, net of commissions, decreased $4.8 million driven by lower loan origination volume and lower gain on sale margins in 2013. Mortgage loan originations decreased by $154.8 million, or 14.1%, to $941.4 million in 2013 compared to $1.1 billion in 2012. Of the loan originations in the current year, 38.9% were refinances compared to 54.3% in 2012. Lower gain on sale margins were also partly due to reductions resulting from valuation reserves of $363,000 related to aged mortgage loans held-for-sale as well as the non-recurring charge of $966,000 for the indemnification claims of third party loan purchasers related to prior period errors in mortgage insurance premium calculations in certain mortgage loans.

NONINTEREST EXPENSE

	For the Three Months Ended
	Dollars in thousands
	12/31/13	09/30/13	$	%	12/31/12	$	%
Noninterest expense:
Salaries and benefits	$17,076	$17,416	(340)	-2.0%	$17,620	(544)	-3.1%
Occupancy expenses	3,105	2,820	285	10.1%	3,149	(44)	-1.4%
Furniture and equipment expenses	1,633	1,665	(32)	-1.9%	1,811	(178)	-9.8%
OREO and credit-related expenses (1)	1,721	1,601	120	7.5%	1,366	355	26.0%
Acquisition-related expenses	739	473	266	NM	-	739	NM
Other operating expenses	11,101	10,157	944	9.3%	10,390	711	6.8%
Total noninterest expense	$35,375	$34,132	1,243	3.6%	$34,336	1,039	3.0%

Mortgage segment operations	$(4,528)	$(4,396)	(132)	3.0%	$(4,256)	(272)	6.4%
Intercompany eliminations	167	168	(1)	-0.6%	117	50	42.7%
Community Bank segment	$31,014	$29,904	1,110	3.7%	$30,197	817	2.7%

NM - Not Meaningful

(1) OREO related costs include foreclosure related expenses, gains/losses on the sale of OREO, valuation reserves, and asset resolution related legal expenses.

On a linked quarter basis, noninterest expense increased $1.3 million, or 3.6%, to $35.4 million from $34.1 million when compared to the third quarter. Excluding mortgage segment operations and acquisition-related costs, noninterest expense increased $844,000, or 2.9%, compared to the third quarter. Occupancy expenses increased $285,000, or 10.1%, primarily related to lease termination costs. OREO and credit-related costs increased $120,000 from the prior quarter due to increased credit-related legal fees in the current quarter. Other operating expenses increased $944,000, primarily due to increased legal and litigation-related expenses. These increases were partially offset by reduced salary-related expenses of $340,000, primarily related to lower levels of incentive compensation and seasonal payroll taxes in the current quarter.

For the quarter ended December 31, 2013, noninterest expense increased $1.0 million, or 3.0%, to $35.4 million from $34.4 million for the fourth quarter of 2012. Excluding mortgage segment operations and acquisition-related costs, noninterest expense increased $78,000, or 0.3%, compared to the fourth quarter of 2012. OREO and credit-related costs increased $355,000, as the Company incurred higher credit-related legal fees of $237,000, higher foreclosure and OREO expenses of $70,000, and higher losses on the sales of OREO of $48,000 in the current quarter compared to the same quarter in 2012. Other operating expenses increased $711,000, mainly due to increased legal and litigation-related expenses. These increases were partially offset by declines in salaries and benefits expenses of $544,000, primarily related to reduced levels of incentive compensation in the current year, as well as declines in occupancy expenses of $44,000 and furniture and equipment expenses of $178,000, primarily due to branch closures in 2012.

	For the Year Ended
	Dollars in thousands
	12/31/13	12/31/12	$	%
Noninterest expense:
Salaries and benefits	$70,369	$68,648	1,721	2.5%
Occupancy expenses	11,543	12,150	(607)	-5.0%
Furniture and equipment expenses	6,884	7,251	(367)	-5.1%
OREO and credit-related expenses (1)	4,880	4,639	241	5.2%
Acquisition-related expenses	2,132	-	2,132	NM
Other operating expenses	41,481	40,791	690	1.7%
Total noninterest expense	$137,289	$133,479	3,810	2.9%

Mortgage segment operations	$(17,703)	$(13,971)	(3,732)	26.7%
Intercompany eliminations	670	468	202	43.2%
Community Bank segment	$120,256	$119,976	280	0.2%

NM - Not Meaningful

(1) OREO related costs include foreclosure related expenses, gains/losses on the sale of OREO, valuation reserves, and asset resolution related legal expenses.

For the year ended December 31, 2013, noninterest expense increased $3.8 million, or 2.9%, to $137.3 million, from $133.5 million a year ago. Excluding mortgage segment operations and acquisition-related costs of $2.1 million incurred in 2013, noninterest expense declined $1.8 million, or 1.5%, compared to 2012. Salaries and benefits expense increased $1.7 million due to costs associated with strategic investments in mortgage segment personnel in 2012 and 2013 and severance expense recorded in the current year related to the relocation of Union Mortgage Group, Inc.’s headquarters to Richmond. Occupancy expenses decreased $607,000 and furniture and equipment expenses declined $367,000, primarily due to branch closures in 2012. OREO and credit-related expenses increased $241,000, or 5.2%, mainly related to valuation adjustments on OREO property in the current year. Other operating expenses increased $690,000, or 1.7%, due to increases in legal and litigation-related expenses of $1.2 million and FDIC insurance expenses of $672,000, partially offset by lower amortization expenses of $1.5 million.

BALANCE SHEET

At December 31, 2013, total assets were $4.2 billion, an increase of $129.5 million from September 30, 2013, and an increase of $80.7 million from December 31, 2012. Total cash and cash equivalents were $73.0 million at December 31, 2013, a decrease of $9.9 million from the same period last year, and a decrease of $2.1 million from September 30, 2013. Investment in securities increased $91.9 million, or 15.7%, from $585.4 million at December 31, 2012 to $677.3 million at December 31, 2013, and increased $87.9 million from September 30, 2013, related to current quarter purchases (primarily mortgage backed and tax-free municipals) in anticipation of the StellarOne merger. Mortgage loans held for sale were $53.2 million, a decrease of $114.5 million from December 31, 2012, and a decline of $5.0 million from September 30, 2013.

At December 31, 2013, loans (net of unearned income) were $3.0 billion, an increase of $72.5 million, or 2.4%, from December 31, 2012, and an increase of $37.1 million, or 4.9% on an annualized basis, from September 30, 2013. Average loans outstanding increased $109.8 million, or 3.8%, year over year and $7.1 million, or 0.2%, from the prior quarter.

As of December 31, 2013, total deposits were $3.2 billion, a decrease of $60.9 million, or 1.8%, when compared to December 31, 2012, and an increase of $11.9 million, or 0.4%, from September 30, 2013. The decline of year over year deposit totals were driven by decreases in time deposits of $160.9 million, partially offset by an increase of lower cost deposit levels of $45.8 million and an increase of NOW accounts of $43.9 million. Linked quarter deposit growth was driven by higher NOW accounts of $34.5 million, partially offset by a decrease in other time deposits of $24.6 million.

Net short term borrowings increased $131.7 million (primarily Federal Home Loan Bank of Atlanta “FHLB”) from December 31, 2012, as a result of funding the purchases of securities in advance of the StellarOne merger described above. During the third quarter of 2012, the Company modified its fixed rate convertible FHLB advances to floating rate advances, which resulted in reducing the Company’s FHLB borrowing costs. In connection with this modification, the Company incurred a prepayment penalty of $19.6 million, which is being amortized as a component of interest expense on borrowing over the life of the advances. The prepayment amount is reported as a component of long-term borrowings in the Company’s consolidated balance sheet.

The Company’s capital ratios continued to be considered “well capitalized” for regulatory purposes. The Company’s ratio of total capital to risk-weighted assets was 14.17% and 14.57% on December 31, 2013 and 2012, respectively. The Company’s ratio of Tier 1 capital to risk-weighted assets was 13.05% and 13.14% at December 31, 2013 and 2012, respectively. The Company’s common equity to asset ratios at December 31, 2013 and 2012 were 10.49% and 10.64%, respectively, while its tangible common equity to tangible assets ratio was 8.94% and 8.97% at December 31, 2013 and 2012. During the first quarter of 2013, the Company entered into an agreement to purchase 500,000 shares of its common stock from Markel Corporation, the Company’s largest shareholder, for an aggregate purchase price of $9,500,000, or $19.00 per share. The repurchase was funded with cash on hand and the shares were retired. During the second, third, and fourth quarters of 2013, the Company did not repurchase any shares. The Company’s authorization to repurchase an additional 250,000 shares under its current repurchase program authorization expired December 31, 2013. Also, the Company paid a dividend of $0.14 per share during the current quarter, no change from the prior quarter and an increase of $0.02 per share from the same quarter a year ago.

COMMUNITY BANK SEGMENT INFORMATION

On a linked quarter basis, the community bank segment reported net income of $10.0 million for the fourth quarter, an increase of $821,000 from $9.2 in the third quarter. Excluding after-tax acquisition-related expenses, net income increased $1.0 million, or 10.3%, from $9.7 million in the prior quarter to $10.7 million in the fourth quarter. Net interest income was $38.4 million, an increase of $898,000 from $37.5 million in the third quarter of 2013. The increase in net interest income was driven by higher average investment balances and higher yields on taxable securities and a decline in the cost of funds. In addition, the provision for loan losses declined by $594,000 during the current quarter due to improving asset quality metrics and the impact of lower historical loss factors.

Noninterest income was consistent with the prior quarter at $7.2 million. Noninterest expense increased $1.1 million, or 3.7%, to $31.0 million from $29.9 million when compared to the third quarter. Excluding acquisition-related expenses in the current and prior quarters of $739,000 and $473,000, respectively, noninterest expense increased $844,000, or 2.9%, from the prior quarter, primarily due to increased legal and litigation-related expenses.

For the three months ended December 31, 2013, the community bank segment’s net income of $10.0 million increased $1.5 million, or 18.2%, from the prior year’s fourth quarter; excluding after-tax acquisition-related costs of $651,000, net income increased $2.2 million, or 25.9%. Net interest income declined $404,000, or 1.0%, to $38.4 million due to the impact of net interest margin compression partially offset by loan growth. In addition, the Company’s provision for loan losses was $2.1 million lower than the same quarter of the prior year primarily due to continued improvement in asset quality.

Noninterest income increased $577,000, or 8.7%, to $7.2 million from $6.6 million in the prior year’s fourth quarter. Other service charges, commissions and fees increased $312,000, primarily due to higher net interchange fee income and fees on letters of credit. Other operating income increased $437,000, primarily related to increased income on bank owned life insurance. Partially offsetting these increases was a decrease in gains on sale of securities of $211,000, as a loss was recognized in the current quarter compared to gains in the fourth quarter of 2012.

Noninterest expense increased $817,000, or 2.7%, to $31.0 million from $30.2 million when compared to the fourth quarter of 2012. The increase is primarily attributable to acquisition-related costs, which were $739,000 in the current quarter. Excluding these acquisition-related costs, noninterest expense was consistent with noninterest expense of the fourth quarter of 2012 at $30.3 million, increasing only $78,000, or 0.3%.

For the year ended December 31, 2013, the community bank segment’s net income increased $4.3 million, or 13.0%, to $37.2 million when compared to the prior year; excluding after-tax acquisition-related costs of $2.0 million in 2013, net income increased $6.3 million, or 19.3%. Net interest income decreased $3.0 million, or 2.0%, to $150.0 million when compared to the prior year due to declines in the net interest margin partially offset by loan growth. In addition, the Company’s provision for loan losses was $6.1 million lower than the prior year due to continued improvement in asset quality.

Noninterest income increased $2.6 million, or 10.5%, to $27.5 million from $24.9 million last year. Service charges on deposit accounts increased $459,000 primarily related to higher overdraft and returned check fees as well as service charges on savings accounts. Other account service charges and fees increased $1.4 million due to higher net interchange fee income, revenue on retail investment products, and fees on letters of credit. Other operating income increased $1.3 million primarily related to increased income on bank owned life insurance, trust income, and other insurance-related revenues. Partially offsetting these increases were decreases in gains on sale of bank premises of $342,000, as a loss was recognized in the current year compared to gains in 2012, and lower net gains on securities of $169,000.

Noninterest expense increased $280,000, or 0.2%, to $120.3 million in 2013 from $120.0 million in 2012. Excluding acquisition-related costs of $2.1 million in 2013, noninterest expense decreased $1.8 million, or 1.5%, from the prior year. Salaries and benefits declined $475,000 related to lower stock compensation expense. Occupancy expenses and furniture and equipment expenses declined $1.2 million and $367,000, respectively, largely due to branch closures that occurred in 2012.

MORTGAGE SEGMENT INFORMATION

On a linked quarter basis, the mortgage segment reported a net loss of $1.9 million for the fourth quarter compared to a net loss of $1.2 million in the third quarter, representing an increase in losses of $662,000.  The increase in mortgage rates that began in May 2013 continued to negatively affect mortgage loan origination volumes. Due to the higher rate environment as well as lower seasonal demand that impacted the current quarter, both refinance and purchase origination volumes have steadily declined since the second quarter. Mortgage originations declined $62.7 million, or 28.6%, from $218.9 million in the third quarter to $156.2 million. Refinance volume, excluding construction loan conversions, decreased $14.7 million, or 23.5%, to $47.9 million, and represented 30.7% of total originations in the fourth quarter.

Gains on sales of mortgage loans, net of commissions decreased $742,000, or 36.0%, to $1.3 million from $2.1 million in the third quarter. Included in gains on sale revenue was a non-recurring $966,000 charge for indemnification claims of third party loan purchasers related to prior period errors in mortgage insurance premium calculations in certain mortgage loans originated pursuant to insured loan programs administered by the United States Department of Agriculture, as previously discussed in the Company’s Form 10-Q as of and for the quarter ended September 30, 2013. Excluding this indemnification accrual, gains on sales of loans increased $224,000, or 10.9%, reflecting higher gain on sale margins experienced in the fourth quarter compared to the third quarter, and reflective of a more stable interest rate environment.

For the three months ended December 31, 2013, the mortgage segment reported a net loss of $1.9 million compared to net income of $981,000 for the same period last year, representing a decline of $2.9 million. Mortgage loan originations decreased by $175.6 million, or 52.9%, to $156.2 million from $331.8 million in the prior year driven by higher mortgage interest rates and lower refinance loan demand. Refinance volume decreased $141.2 million, or 74.7%, from $189.1 million in the fourth quarter of 2012, which represented 57.0% of total originations, to $47.9 million in the current quarter, which represented 30.7% of total originations.

During the current quarter, the Company recorded gains on the sale of mortgage loans, net of commission expenses, of $1.3 million, which were $4.0 million, or 75.1%, lower than the same period last year. The current quarter’s gain on sale of mortgage loans, net of commissions includes the non-recurring $966,000 charge for indemnification claims described above. Excluding this accrual, net gain on sale revenue decreased $3.0 million, or 56.9%, from the same period last year, primarily due to lower loan origination volumes and gain on sale margin compression driven by the higher interest rate environment in the current quarter. Also, in addition to the indemnification claim described above, indemnification reserves arising from the normal course of selling loans to investors was higher than the comparable prior year quarter by $325,000.

For the year ended December 31, 2013, the mortgage segment incurred a net loss of $2.7 million compared to net income of $2.5 million during the prior year, representing a decline of $5.2 million. Mortgage loan originations decreased by $154.8 million, or 14.1%, to $941.4 million from $1.1 billion during the prior year due to the higher interest rate environment in the second half of 2013 compared to the lower interest rate environment for the full year 2012. The impact of the interest rate environment was offset by a full year impact of the additional mortgage loan officers added in the first half of 2012.

Gains on sales of mortgage loans, net of commission expenses, decreased 28.5%, or $4.8 million, and included the non-recurring $966,000 charge for indemnification claims described above. Excluding this accrual, net gains on sales of loans decreased $3.8 million, or 22.7%, driven by the 14.1% drop in mortgage loan originations at lower margins.

Expenses increased by $3.7 million, or 26.7%, over last year primarily due to increases in salary and benefit expenses of $2.2 million related to the addition of mortgage loan originators and support personnel in 2012, investments made in the current year to enhance the mortgage segment’s operating capabilities, and severance related to the relocation of the mortgage segment’s headquarters to Richmond. In addition, increases in expenses included higher rent expense of $563,000 related to annual rent increases, lease termination costs, and the headquarters relocation, loan-related expenses of $236,000, primarily related to appraisal and credit reporting expenses, and professional fees of $200,000.

While management continues to recalibrate the mortgage segment’s cost structure to align with declining mortgage origination levels, in the near term, the return to profitability in the mortgage segment is dependent on increased mortgage production volumes and/or higher gain on sale margins.

STELLARONE INFORMATION

StellarOne’s reported net income was $25.9 million in 2013, an increase of $3.7 million from net income of $22.2 million in 2012. Excluding after-tax acquisition-related costs of $1.9 million, StellarOne’s 2013 operating earnings were $27.8 million, an increase of $5.6 million, or 25.2%, compared to $22.2 million in 2012. The increase in year over year operating earnings was driven by increases in net interest income as a result of robust loan growth as well as continued credit quality improvements which resulted in a negative loan loss provision in 2013.

StellarOne’s fourth quarter reported earnings increased $1.0 million to $7.3 million from $6.3 million in the third quarter of 2013. Excluding after-tax acquisition-related costs of $577,000, operating earnings increased $1.1 million, or 16.2%, in the current quarter to $7.9 million from operating earnings of $6.8 million in the third quarter of 2013. The primary drivers of the linked quarter earnings increase were continued asset quality improvements resulting in a reduction in the provision for loan losses of $2.1 million partially offset by declines in the gain on sale of mortgage loans, net of commissions, of $331,000.

Average loan balances increased $37.0 million, or 6.6 % annualized, on a linked quarter basis to $2.29 billion and increased by $206.0 million, or 9.8%, as compared to the fourth quarter of 2012.

* * * * * * *

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union First Market Bank, which has 90 branches and more than 150 ATMs throughout Virginia and StellarOne Bank, which has 54 branches and more than 60 ATMs throughout Virginia as well as trust and wealth management services.  Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the Company is available at http://investors.bankatunion.com

MERGER WITH STELLARONE CORPORATION

On January 1, 2014, the Company completed its previously announced acquisition of StellarOne Corporation. The Company plans to combine the banking subsidiaries, Union First Market Bank and StellarOne Bank, in May of 2014.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise and are not statements of historical fact.  Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events.  Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, accounting standards or interpretations of existing standards, mergers and acquisitions, technology, and consumer spending and savings habits.  More information is available on the Company’s website, http://investors.bankatunion.com and on the Securities and Exchange Commission’s website, www.sec.gov.  The information on the Company’s website is not a part of this press release.  The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES
KEY FINANCIAL RESULTS
(in thousands, except share data)

	Three Months Ended			Year Ended
	12/31/13	09/30/13	12/31/12	12/31/13	12/31/12
Results of Operations
Interest and dividend income	$43,315	$42,841	$45,183	$172,127	$181,863
Interest expense	4,702	4,983	6,023	20,501	27,508
Net interest income	38,613	37,858	39,160	151,626	154,355
Provision for loan losses	1,206	1,800	3,300	6,056	12,200
Net interest income after provision for loan losses	37,407	36,058	35,860	145,570	142,155
Noninterest income	8,379	9,216	11,835	38,728	41,068
Noninterest expenses	35,375	34,132	34,336	137,289	133,479
Income before income taxes	10,411	11,142	13,359	47,009	49,744
Income tax expense	2,306	3,196	3,917	12,513	14,333
Net income	$8,105	$7,946	$9,442	$34,496	$35,411

Interest earned on loans (FTE)	$38,930	$39,083	$40,981	$156,301	$162,955
Interest earned on securities (FTE)	5,769	5,071	5,286	21,064	23,067
Interest earned on earning assets (FTE)	44,702	44,157	46,272	177,383	186,085
Net interest income (FTE)	40,000	39,174	40,249	156,882	158,577
Interest expense on certificates of deposit	2,244	2,556	3,424	10,721	15,015
Interest expense on interest-bearing deposits	3,064	3,371	4,362	14,097	19,446
Core deposit intangible amortization	919	921	1,188	3,797	4,936

Net income - community bank segment	$10,002	$9,181	$8,461	$37,155	$32,866
Net income - mortgage segment	(1,897)	(1,235)	981	(2,659)	2,545

Key Ratios
Return on average assets (ROA)	0.79%	0.78%	0.93%	0.85%	0.89%
Return on average equity (ROE)	7.30%	7.31%	8.41%	7.91%	8.13%
Return on average tangible common equity (ROTCE)	8.73%	8.79%	10.13%	9.51%	9.89%
Efficiency ratio (FTE)	73.12%	70.54%	65.92%	70.19%	66.86%
Efficiency ratio - community bank segment (FTE)	66.02%	64.86%	64.93%	65.81%	65.88%
Efficiency ratio - mortgage bank segment (FTE)	288.43%	179.05%	74.72%	130.58%	77.66%

Net interest margin (FTE)	4.27%	4.20%	4.29%	4.22%	4.34%
Net interest margin, core (FTE) (1)	4.24%	4.16%	4.22%	4.18%	4.24%
Yields on earning assets (FTE)	4.77%	4.73%	4.93%	4.77%	5.10%
Cost of interest-bearing liabilities (FTE)	0.64%	0.68%	0.81%	0.70%	0.94%
Cost of funds	0.50%	0.53%	0.64%	0.55%	0.76%
Noninterest expense less noninterest income / average assets	2.63%	2.45%	2.21%	2.43%	2.32%

Capital Ratios
Tier 1 risk-based capital ratio	13.05%	13.13%	13.14%	13.05%	13.14%
Total risk-based capital ratio	14.17%	14.40%	14.57%	14.17%	14.57%
Leverage ratio (Tier 1 capital to average assets)	10.70%	10.62%	10.52%	10.70%	10.52%
Common equity to total assets	10.49%	10.72%	10.64%	10.49%	10.64%
Tangible common equity to tangible assets	8.94%	9.09%	8.97%	8.94%	8.97%

	Three Months Ended			Year Ended
	12/31/13	09/30/13	12/31/12	12/31/13	12/31/12

Per Share Data
Earnings per common share, basic	$0.32	$0.32	$0.37	$1.38	$1.37
Earnings per common share, diluted	0.32	0.32	0.37	1.38	1.37
Cash dividends paid per common share	0.14	0.14	0.12	0.54	0.37
Market value per share	24.81	23.37	15.77	24.81	15.77
Book value per common share	17.56	17.52	17.30	17.56	17.30
Tangible book value per common share	14.69	14.60	14.31	14.69	14.31
Price to earnings ratio, diluted	19.54	18.41	10.71	17.98	11.51
Price to book value per common share ratio	1.41	1.33	0.91	1.41	0.91
Price to tangible common share ratio	1.69	1.60	1.10	1.69	1.10
Weighted average common shares outstanding, basic	24,939,360	24,894,664	25,809,667	24,975,077	25,872,316
Weighted average common shares outstanding, diluted	25,028,760	24,962,976	25,854,623	25,030,711	25,900,863
Common shares outstanding at end of period	24,976,434	24,916,425	25,270,970	24,976,434	25,270,970

Financial Condition
Assets	$4,176,571	$4,047,108	$4,095,865	$4,176,571	$4,095,865
Loans, net of unearned income	3,039,368	3,002,246	2,966,847	3,039,368	2,966,847
Earning Assets	3,802,870	3,678,772	3,752,089	3,802,870	3,752,089
Goodwill	59,400	59,400	59,400	59,400	59,400
Core deposit intangibles, net	11,980	12,900	15,778	11,980	15,778
Deposits	3,236,842	3,224,925	3,297,767	3,236,842	3,297,767
Stockholders' equity	438,239	433,671	435,863	438,239	435,863
Tangible common equity	366,859	361,371	360,652	366,859	360,652

Averages
Assets	$4,075,443	$4,037,930	$4,058,455	$4,052,068	$3,975,225
Loans, net of unearned income	3,004,186	2,997,083	2,935,214	2,985,733	2,875,916
Loans held for sale	50,819	97,993	157,177	105,450	104,632
Securities	650,351	598,852	628,626	614,858	642,973
Earning assets	3,715,003	3,703,449	3,732,685	3,716,849	3,649,865
Deposits	3,232,688	3,240,983	3,252,380	3,255,626	3,203,178
Certificates of deposit	892,164	934,302	1,066,492	961,359	1,099,252
Interest-bearing deposits	2,536,769	2,567,160	2,627,741	2,591,423	2,625,438
Borrowings	363,889	325,797	316,345	322,716	296,935
Interest-bearing liabilities	2,900,658	2,892,957	2,944,086	2,914,139	2,922,373
Stockholders' equity	440,344	431,312	446,603	436,064	435,774
Tangible common equity	368,523	358,569	370,775	362,859	357,984

	Three Months Ended			Year Ended
	12/31/13	09/30/13	12/31/12	12/31/13	12/31/12
Asset Quality
Allowance for Loan Losses (ALL)
Beginning balance	$33,877	$34,333	$39,894	$34,916	$39,470
Add: Recoveries	889	337	340	2,781	1,711
Less: Charge-offs	5,837	2,593	8,618	13,618	18,465
Add: Provision for loan losses	1,206	1,800	3,300	6,056	12,200
Ending balance	$30,135	$33,877	$34,916	$30,135	$34,916

ALL / total outstanding loans	0.99%	1.13%	1.18%	0.99%	1.18%
ALL / total outstanding loans, adjusted for purchase accounting (2)	1.10%	1.25%	1.35%	1.10%	1.35%
Net charge-offs / total outstanding loans	0.65%	0.30%	1.11%	0.36%	0.56%
Provision / total outstanding loans	0.16%	0.24%	0.44%	0.20%	0.41%
Nonperforming Assets
Commercial	$12,031	$17,439	$23,208	$12,031	$23,208
Consumer	3,004	2,502	2,998	3,004	2,998
Nonaccrual loans	15,035	19,941	26,206	15,035	26,206

Other real estate owned	34,116	35,709	32,834	34,116	32,834
Total nonperforming assets (NPAs)	49,151	55,650	59,040	49,151	59,040

Commercial	3,087	3,107	3,191	3,087	3,191
Consumer	3,659	4,219	5,652	3,659	5,652
Loans ≥ 90 days and still accruing	6,746	7,326	8,843	6,746	8,843

Total nonperforming assets and loans ≥ 90 days	$55,897	$62,976	$67,883	$55,897	$67,883
NPAs / total outstanding loans	1.62%	1.85%	1.99%	1.62%	1.99%
NPAs / total assets	1.18%	1.38%	1.44%	1.18%	1.44%
ALL / nonperforming loans	200.43%	169.89%	133.24%	200.43%	133.24%
ALL / nonperforming assets	61.31%	60.88%	59.14%	61.31%	59.14%

Past Due Detail
Commercial	$1,017	$4,287	$929	$1,017	$929
Consumer	2,330	2,896	3,748	2,330	3,748
Loans 60-89 days past due	$3,347	$7,183	$4,677	$3,347	$4,677
Commercial	$3,839	$5,575	$5,643	$3,839	$5,643
Consumer	12,592	10,424	13,195	12,592	13,195
Loans 30-59 days past due	$16,431	$15,999	$18,838	$16,431	$18,838
Commercial	$2,732	$3,031	$3,594	$2,732	$3,594
Consumer	890	920	971	890	971
Purchased impaired	$3,622	$3,951	$4,565	$3,622	$4,565

Mortgage Origination Volume
Refinance Volume	$47,887	$62,625	$189,119	$366,262	$595,033
Construction Volume	25,248	33,522	23,500	119,383	67,564
Purchase Volume	83,043	122,741	119,170	455,766	433,598
Total Mortgage loan originations	$156,178	$218,888	$331,789	$941,411	$1,096,195
% of originations that are refinances	30.70%	28.60%	57.00%	38.90%	54.30%

Other Data
End of period full-time employees	1,024	1,015	1,044	1,024	1,044
Number of full-service branches	90	90	90	90	90
Number of full automatic transaction machines (ATMs)	154	154	155	154	155

	Three Months Ended			Year Ended
	12/31/13	09/30/13	12/31/12	12/31/13	12/31/12
Alternative Performance Measures (non-GAAP)
Operating Earnings (non-GAAP) (3)
Net Income (GAAP)	$8,105	$7,946	$9,442	$34,496	$35,411
Plus: Merger and conversion related expense, after tax	651	471	-	2,042	-
Net operating earnings (loss) (non-GAAP)	$8,756	$8,417	$9,442	$36,538	$35,411

Operating earnings per share - Basic	$0.35	$0.34	$0.37	$1.46	$1.37
Operating earnings per share - Diluted	0.35	0.34	0.37	1.46	1.37

Operating ROA	0.85%	0.83%	0.93%	0.90%	0.89%
Operating ROE	7.89%	7.74%	8.41%	8.38%	8.13%
Operating ROTCE	9.43%	9.31%	10.13%	10.07%	9.89%

Community Bank Segment Operating Earnings (non-GAAP) (3)
Net Income (GAAP)	$10,002	$9,181	$8,461	$37,155	$32,866
Plus: Merger and conversion related expense, after tax	651	471	-	2,042	-
Net operating earnings (loss) (non-GAAP)	$10,653	$9,652	$8,461	$39,197	$32,866

Operating earnings per share - Basic	$0.43	$0.39	$0.33	$1.57	$1.27
Operating earnings per share - Diluted	0.43	0.39	0.33	1.57	1.27

Operating ROA	1.04%	0.95%	0.83%	0.97%	0.83%
Operating ROE	9.79%	9.08%	7.68%	9.18%	7.67%
Operating ROTCE	11.73%	10.97%	9.29%	11.08%	9.37%

Operating Efficiency Ratio FTE (non-GAAP) (3)
Net Interest Income (GAAP)	$38,613	$37,858	$39,160	$151,626	$154,355
FTE adjustment	1,387	1,316	1,089	5,256	4,222
Net Interest Income (FTE)	$40,000	39,174	40,249	156,882	158,577
Noninterest Income (GAAP)	8,379	9,216	11,835	38,728	41,068
Noninterest Expense (GAAP)	$35,375	$34,132	$34,336	$137,289	$133,479
Merger and conversion related expense	739	473	-	2,132	-
Noninterest Expense (Non-GAAP)	$34,636	$33,659	$34,336	$135,157	$133,479

Operating Efficiency Ratio FTE (non-GAAP)	71.59%	69.56%	65.92%	69.10%	66.86%

Community Bank Segment Operating Efficiency Ratio FTE (non-GAAP) (3)
Net Interest Income (GAAP)	$38,363	$37,465	$38,767	$149,975	$153,024
FTE adjustment	1,387	1,315	1,090	5,256	4,223
Net Interest Income (FTE)	$39,750	38,780	39,857	155,231	157,247
Noninterest Income (GAAP)	7,226	7,322	6,649	27,492	24,876
Noninterest Expense (GAAP)	$31,014	$29,904	$30,197	$120,256	$119,976
Merger and conversion related expense	739	473	-	2,132	-
Noninterest Expense (Non-GAAP)	$30,275	$29,431	$30,197	$118,124	$119,976

Operating Efficiency Ratio FTE (non-GAAP)	64.45%	63.84%	64.93%	64.65%	65.88%

Tangible Common Equity (4)
Ending equity	$438,239	$433,671	$435,863	$438,239	$435,863
Less: Ending trademark intangible	-	-	33	-	33
Less: Ending goodwill	59,400	59,400	59,400	59,400	59,400
Less: Ending core deposit intangibles	11,980	12,900	15,778	11,980	15,778
Ending tangible common equity	$366,859	$361,371	$360,652	$366,859	$360,652

Average equity	$440,344	$431,312	$446,603	$436,064	$435,774
Less: Average trademark intangible	-	-	82	1	231
Less: Average goodwill	59,400	59,400	59,400	59,400	59,400
Less: Average core deposit intangibles	12,421	13,343	16,346	13,804	18,159
Average tangible common equity	$368,523	$358,569	$370,775	$362,859	$357,984

	Three Months Ended			Year Ended
	12/31/13	09/30/13	12/31/12	12/31/13	12/31/12
ALL to loans, adjusted for purchase accounting (non-GAAP)(2)
Allowance for loan losses	$30,135	$33,877	$34,916	$30,135	$34,916
Remaining credit mark on purchased loans	3,341	3,780	5,350	3,341	5,350
Adjusted allowance for loan losses	33,476	37,657	40,266	33,476	40,266

Loans, net of unearned income	3,039,368	3,002,246	2,966,847	3,039,368	2,966,847
Remaining credit mark on purchased loans	3,341	3,780	5,350	3,341	5,350
Adjusted loans, net of unearned income	$3,042,709	$3,006,026	$2,972,197	$3,042,709	$2,972,197

ALL / gross loans, adjusted for purcahse accounting	1.10%	1.25%	1.35%	1.10%	1.35%

(1) The core net interest margin, fully taxable equivalent (“FTE”) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.

2) The allowance for loan losses, adjusted for purchase accounting (non-GAAP) ratio includes an adjustment for the credit mark on purchased performing loans. The purchased performing loans are reported net of the related credit mark in loans, net of unearned income, on the balance sheet; therefore, the credit mark is added back to the balance to represent the total loan portfolio. The adjusted allowance for loan losses, including the credit mark, represents the total reserve on the Company’s loan portfolio. GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger.  The Company believes the presentation of the allowance for loan losses, adjusted for purchase accounting ratio is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company and the credit mark on the purchased performing loans represents the allowance associated with those purchased loans.  The Company believes that this measure is a better reflection of the reserves on the Company’s loan portfolio.

(3) The Company has provided supplemental performance measures which the Company believes may be useful to investors as they exclude non-operating adjustments resulting from acquisition and allow investors to see the combined economic results of the organization. These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

(4) Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
	December 31,	December 31,
	2013	2012
ASSETS	(Unaudited)	(Audited)
Cash and cash equivalents:
Cash and due from banks	$66,090	$71,426
Interest-bearing deposits in other banks	6,781	11,320
Money market investments	1	1
Federal funds sold	151	155
Total cash and cash equivalents	73,023	82,902

Securities available for sale, at fair value	677,348	585,382
Restricted stock, at cost	26,036	20,687

Loans held for sale	53,185	167,698

Loans, net of unearned income	3,039,368	2,966,847
Less allowance for loan losses	30,135	34,916
Net loans	3,009,233	2,931,931

Bank premises and equipment, net	82,815	85,409
Other real estate owned, net of valuation allowance	34,116	32,834
Core deposit intangibles, net	11,980	15,778
Goodwill	59,400	59,400
Other assets	149,435	113,844
Total assets	$4,176,571	$4,095,865

LIABILITIES
Noninterest-bearing demand deposits	691,674	645,901
Interest-bearing deposits:
NOW accounts	498,068	454,150
Money market accounts	940,215	957,130
Savings accounts	235,034	207,846
Time deposits of $100,000 and over	427,597	508,630
Other time deposits	444,254	524,110
Total interest-bearing deposits	2,545,168	2,651,866
Total deposits	3,236,842	3,297,767

Securities sold under agreements to repurchase	52,455	54,270
Other short-term borrowings	211,500	78,000
Trust preferred capital notes	60,310	60,310
Long-term borrowings	139,049	136,815
Other liabilities	38,176	32,840
Total liabilities	3,738,332	3,660,002

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 24,976,434 shares and 25,270,970 shares, respectively.	33,020	33,510
Surplus	170,770	176,635
Retained earnings	236,639	215,634
Accumulated other comprehensive (loss) income	(2,190)	10,084
Total stockholders' equity	438,239	435,863

Total liabilities and stockholders' equity	$4,176,571	$4,095,865

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Interest and dividend income:
Interest and fees on loans	$38,741	$40,894	$155,547	$162,637
Interest on Federal funds sold	-	-	1	1
Interest on deposits in other banks	3	5	17	62
Interest and dividends on securities:
Taxable	2,345	2,424	8,202	11,912
Nontaxable	2,226	1,860	8,360	7,251
Total interest and dividend income	43,315	45,183	172,127	181,863

Interest expense:
Interest on deposits	3,064	4,362	14,097	19,446
Interest on federal funds purchased	27	21	89	50
Interest on short-term borrowings	95	74	265	234
Interest on long-term borrowings	1,516	1,566	6,050	7,778
Total interest expense	4,702	6,023	20,501	27,508

Net interest income	38,613	39,160	151,626	154,355
Provision for loan losses	1,206	3,300	6,056	12,200
Net interest income after provision for loan losses	37,407	35,860	145,570	142,155

Noninterest income:
Service charges on deposit accounts	2,399	2,390	9,492	9,033
Other service charges, commissions and fees	3,096	2,784	12,309	10,898
Gains (losses) on securities transactions, net	(26)	185	21	190
Gains on sales of mortgage loans, net of commissions	1,319	5,299	11,900	16,651
Gains (losses) on sales of bank premises	(3)	(32)	(340)	2
Other operating income	1,594	1,209	5,346	4,294
Total noninterest income	8,379	11,835	38,728	41,068

Noninterest expenses:
Salaries and benefits	17,076	17,620	70,369	68,648
Occupancy expenses	3,105	3,149	11,543	12,150
Furniture and equipment expenses	1,633	1,811	6,884	7,251
Other operating expenses	13,561	11,756	48,493	45,430
Total noninterest expenses	35,375	34,336	137,289	133,479

Income before income taxes	10,411	13,359	47,009	49,744
Income tax expense	2,306	3,917	12,513	14,333
Net income	$8,105	$9,442	$34,496	$35,411
Earnings per common share, basic	$0.32	$0.37	$1.38	$1.37
Earnings per common share, diluted	$0.32	$0.37	$1.38	$1.37

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES
SEGMENT FINANCIAL INFORMATION
(Dollars in thousands)
	Community Bank	Mortgage	Eliminations	Consolidated
Three Months Ended December 31, 2013
Net interest income	$38,363	$250	$-	$38,613
Provision for loan losses	1,206	-	-	1,206
Net interest income after provision for loan losses	37,157	250	-	37,407
Noninterest income	7,226	1,320	(167)	8,379
Noninterest expenses	31,014	4,528	(167)	35,375
Income before income taxes	13,369	(2,958)	-	10,411
Income tax expense	3,367	(1,061)	-	2,306
Net income	$10,002	$(1,897)	$-	$8,105
Plus: Merger and conversion related expense, after tax	651	-	-	651
Net operating earnings (loss) (non-GAAP)	$10,653	$(1,897)	$-	$8,756
Total assets	$4,170,682	$63,715	$(57,826)	$4,176,571

Three Months Ended December 31, 2012
Net interest income	$38,767	$393	$-	$39,160
Provision for loan losses	3,300	-	-	3,300
Net interest income after provision for loan losses	35,467	393	-	35,860
Noninterest income	6,649	5,303	(117)	11,835
Noninterest expenses	30,197	4,256	(117)	34,336
Income before income taxes	11,919	1,440	-	13,359
Income tax expense	3,458	459	-	3,917
Net income	$8,461	$981	$-	$9,442
Total assets	$4,081,544	$187,836	$(173,515)	$4,095,865

Year Ended December 31, 2013
Net interest income	$149,975	$1,651	$-	$151,626
Provision for loan losses	6,056	-	-	6,056
Net interest income after provision for loan losses	143,919	1,651	-	145,570
Noninterest income	27,492	11,906	(670)	38,728
Noninterest expenses	120,256	17,703	(670)	137,289
Income before income taxes	51,155	(4,146)	-	47,009
Income tax expense	14,000	(1,487)	-	12,513
Net income	$37,155	$(2,659)	$-	$34,496
Plus: Merger and conversion related expense, after tax	2,042	-	-	2,042
Net operating earnings (loss) (non-GAAP)	$39,197	$(2,659)	$-	$36,538
Total assets	$4,170,682	$63,715	$(57,826)	$4,176,571

Year Ended December 31, 2012
Net interest income	$153,024	$1,331	$-	$154,355
Provision for loan losses	12,200	-	-	12,200
Net interest income after provision for loan losses	140,824	1,331	-	142,155
Noninterest income	24,876	16,660	(468)	41,068
Noninterest expenses	119,976	13,971	(468)	133,479
Income before income taxes	45,724	4,020	-	49,744
Income tax expense	12,858	1,475	-	14,333
Net income	$32,866	$2,545	$-	$35,411
Total assets	$4,081,544	$187,836	$(173,515)	$4,095,865

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended December 31,
	2013			2012
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$411,927	$2,345	2.26%	$438,399	$2,424	2.20%
Tax-exempt	238,424	3,424	5.70%	190,227	2,862	5.98%
Total securities (2)	650,351	5,769	3.52%	628,626	5,286	3.35%
Loans, net (3) (4)	3,004,186	38,455	5.08%	2,935,214	39,831	5.40%
Loans held for sale	50,819	475	3.71%	157,177	1,150	2.91%
Federal funds sold	298	-	0.17%	352	-	0.24%
Money market investments	1	-	0.00%	(25)	-	0.00%
Interest-bearing deposits in other banks	9,348	3	0.13%	11,341	5	0.16%
Other interest-bearing deposits	-	-	0.00%	-	-	0.00%
Total earning assets	3,715,003	44,702	4.77%	3,732,685	46,272	4.93%
Allowance for loan losses	(33,435)			(40,058)
Total non-earning assets	393,875			365,828
Total assets	$4,075,443			$4,058,455

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Checking	$481,152	93	0.08%	$431,267	98	0.09%
Money market savings	929,816	547	0.23%	925,309	690	0.30%
Regular savings	233,637	180	0.31%	204,673	150	0.29%
Time deposits: (5)
$100,000 and over	436,252	1,200	1.09%	535,519	1,814	1.35%
Under $100,000	455,912	1,044	0.91%	530,973	1,610	1.21%
Total interest-bearing deposits	2,536,769	3,064	0.48%	2,627,741	4,362	0.66%
Other borrowings (6)	363,889	1,638	1.79%	316,345	1,661	2.09%
Total interest-bearing liabilities	2,900,658	4,702	0.64%	2,944,086	6,023	0.81%

Noninterest-bearing liabilities:
Demand deposits	695,919			624,639
Other liabilities	38,522			43,127
Total liabilities	3,635,099			3,611,852
Stockholders' equity	440,344			446,603
Total liabilities and stockholders' equity	$4,075,443			$4,058,455

Net interest income		$40,000			$40,249

Interest rate spread (7)			4.13%			4.12%
Interest expense as a percent of average earning assets			0.50%			0.64%
Net interest margin (8)			4.27%			4.29%

(1) Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2) Interest income on securities includes $0 and $46 thousand for the three months ended December 31, 2013 and 2012 in accretion of the fair market value adjustments.
(3) Nonaccrual loans are included in average loans outstanding.
(4) Interest income on loans includes $495 thousand and $717 thousand for the three months ended December 31, 2013 and 2012 in accretion of the fair market value adjustments related to the acquisitions.
(5) Interest expense on certificates of deposits includes $2 thousand for both the three months ended December 31, 2013 and 2012 in accretion of the fair market value adjustments related to the acquisitions.
(6) Interest expense on borrowings includes $122 thousand for both the three months ended December 31, 2013 and 2012 in amortization of the fair market value adjustments related to acquisitions.
(7) Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(8) Core net interest margin excludes purchase accounting adjustments and was 4.24% and 4.22% for the three months ended December 31, 2013 and 2012.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Year Ended December 31,
	2013			2012
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$391,804	$8,202	2.09%	$462,996	$11,912	2.57%
Tax-exempt	223,054	12,862	5.77%	179,977	11,155	6.20%
Total securities (2)	614,858	21,064	3.43%	642,973	23,067	3.59%
Loans, net (3) (4)	2,985,733	152,868	5.12%	2,875,916	159,682	5.55%
Loans held for sale	105,450	3,433	3.26%	104,632	3,273	3.13%
Federal funds sold	421	1	0.22%	365	1	0.24%
Money market investments	1	-	0.00%	-	-	0.00%
Interest-bearing deposits in other banks	10,386	17	0.17%	25,979	62	0.24%
Other interest-bearing deposits	-	-	0.00%	-	-	0.00%
Total earning assets	3,716,849	177,383	4.77%	3,649,865	186,085	5.10%
Allowance for loan losses	(34,533)			(40,460)
Total non-earning assets	369,752			365,820
Total assets	$4,052,068			$3,975,225

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Checking	$461,594	351	0.08%	$419,550	445	0.11%
Money market savings	942,127	2,345	0.25%	909,408	3,324	0.37%
Regular savings	226,343	680	0.30%	197,228	662	0.34%
Time deposits: (5)
$100,000 and over	473,244	5,751	1.22%	540,501	7,957	1.47%
Under $100,000	488,115	4,970	1.02%	558,751	7,058	1.26%
Total interest-bearing deposits	2,591,423	14,097	0.54%	2,625,438	19,446	0.74%
Other borrowings (6)	322,716	6,404	1.98%	296,935	8,062	2.72%
Total interest-bearing liabilities	2,914,139	20,501	0.70%	2,922,373	27,508	0.94%

Noninterest-bearing liabilities:
Demand deposits	664,203			577,740
Other liabilities	37,662			39,338
Total liabilities	3,616,004			3,539,451
Stockholders' equity	436,064			435,774
Total liabilities and stockholders' equity	$4,052,068			$3,975,225

Net interest income		$156,882			$158,577

Interest rate spread (7)			4.07%			4.16%
Interest expense as a percent of average earning assets			0.55%			0.76%
Net interest margin (8)			4.22%			4.34%

(1) Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2) Interest income on securities includes $15 thousand and $201 thousand for the year ended December 31, 2013 and 2012 in accretion of the fair market value adjustments.
(3) Nonaccrual loans are included in average loans outstanding.
(4) Interest income on loans includes $2.1 million and $3.7 million for the year ended December 31, 2013 and 2012 in accretion of the fair market value adjustments related to the acquisitions.
(5) Interest expense on certificates of deposits includes $7 thousand and $233 thousand for the year ended December 31, 2013 and 2012 in accretion of the fair market value adjustments related to the acquisitions.
(6) Interest expense on borrowings includes $489 thousand for both the years ended December 31, 2013 and 2012 in amortization of the fair market value adjustments related to acquisitions.
(7) Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(8) Core net interest margin excludes purchase accounting adjustments and was 4.18% and 4.24% for the year ended December 31, 2013 and 2012.

STELLARONE CORPORATION
KEY FINANCIAL RESULTS
(in thousands)

	Three Months Ended			Year Ended
	12/31/13	09/30/13	12/31/12	12/31/13	12/31/12
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Results of Operations
Interest and dividend income	$28,431	$28,332	$28,321	$112,709	$115,056
Interest expense	3,440	3,494	4,118	14,409	18,479
Net interest income	24,991	24,838	24,203	98,300	96,577
Provision for loan losses	(1,862)	200	1,400	(1,347)	5,550
Net interest income after provision for loan losses	26,853	24,638	22,803	99,647	91,027
Noninterest income	6,847	7,162	9,417	29,275	34,343
Noninterest expenses	23,414	22,820	23,754	92,257	95,128
Income before income taxes	10,286	8,980	8,466	36,665	30,242
Income tax expense	2,944	2,691	2,245	10,806	8,079
Net income	7,342	6,289	6,221	25,859	22,163
After tax merger costs	577	525	-	1,934	-
Operating net income (Non-GAAP)	$7,919	$6,814	$6,221	$27,793	$22,163

Net interest margin (FTE)	3.68%	3.70%	3.75%	3.72%	3.80%

Financial Condition
Assets	$3,070,652	$3,082,227	$3,023,204	$3,070,652	$3,023,204
Loans, net of unearned income	2,283,535	2,264,733	2,080,068	2,283,535	2,080,068
Earning Assets	2,759,418	2,767,152	2,709,183	2,759,418	2,709,183
Goodwill	114,167	114,167	113,652	114,167	113,652
Core deposit intangibles, net	2,408	2,728	3,462	2,408	3,462
Deposits	2,469,121	2,446,381	2,484,324	2,469,121	2,484,324
Stockholders' equity	433,313	430,716	431,642	433,313	431,642
Tangible common equity	316,738	313,821	314,528	316,738	314,528

Averages
Loans, net of unearned income	$2,290,743	$2,253,777	$2,084,741	$2,217,570	$2,064,552
Deposits	2,459,255	2,453,139	2,433,728	2,456,976	2,413,658